AMENDMENT TO

AMENDED AND RESTATED CUSTODY AGREEMENT

This Amendment to the Amended and Restated Custody Agreement (this “Amendment”), dated February 26, 2019, is made and entered into by and among LKCM Funds, a Delaware statutory trust (“Trust”), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (“Custodian”).

WHEREAS, the Trust and the Custodian are parties to that certain Amended and Restated Custody Agreement, dated November 17, 2009, as amended (the “Agreement”).

WHEREAS, the parties desire to amend the fees of the Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.    Amendment. Effective as of the date hereof, Amended Exhibit D of the Agreement shall be replaced in its entirety by Second Amended Exhibit D attached to this Amendment.

2.    Full Force and Effect. Except as expressly set forth herein, the Agreement, as amended hereby, shall remain in full force and effect.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the date first written above.

LKCM FUNDS		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Jacob D. Smith	By:	/s/ Anita M. Zagrodnik
Name:	Jacob D. Smith	Name:	Anita M. Zagrodnik
Title:	CFO/CCO	Title:	Senior Vice President 3/27/19

Second Amended Exhibit D to the Amended and Restated Custody Agreement - LKCM Funds

Custody Services Fee Schedule, effective May 1, 2019

Annual Fee Based Upon Market Value per Fund*

[…] basis point on average daily market value of all long securities and cash held in the portfolio

Minimum annual fee per fund – $[…]

Plus portfolio transaction fees

Portfolio Transaction Fees

•	$[…]	– Book entry DTC transaction, Federal Reserve transaction, principal paydown

•	$[…]	– Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction

•	$[…]	– Option/SWAPS/future contract written, exercised or expired

•	$[…]	– Mutual fund trade, Margin Variation Wire and outbound Fed wire

•	$[…]	– Physical security transaction

•	$[…]	– Check disbursement (waived if U.S. Bank is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Chief Compliance Officer Support Fee

•	$[…]	per year per fund complex

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services

•	See Additional Services fee schedule for global servicing.

•	$ […]per custody sub – account per year (e.g., per sub –adviser, segregated account, etc.)

•	Class Action Services – $ […] filing fee per class action per account.

•	No charge for the initial conversion free receipt.

•	Overdrafts – charged to the account at prime interest rate plus [ ]% unless a line of credit is in place.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, and subject to the mutual agreement of the parties, additional reasonable fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*	Subject to annual CPI increase – All Urban Consumers – U.S. City Average

Fees are calculated pro rata and billed monthly.

Second Amended Exhibit D (continued)

Additional Global Sub-Custodial Services Annual Fee Schedule effective May 1, 2019

Safekeeping and transaction charges – Global custodial services annual fee schedule

Country	Safekeeping (BPS)	Transaction fee		Country	Safekeeping (BPS)	Transaction fee		Country	Safekeeping (BPS)	Transaction fee
Australia	[…]	$	[…]	Hungary	[…]	$	[…]	Portugal	[…]	$	[…]
Argentina	[…]	$	[…]	Iceland	[…]	$	[…]	Qatar	[…]	$	[…]
Austria	[…]	$	[…]	India	[…]	$	[…]	Romania	[…]	$	[…]
Bahrain	[…]	$	[…]	Indonesia	[…]	$	[…]	Russia	[…]	$	[…]
Bangladesh	[…]	$	[…]	Ireland	[…]	$	[…]	Serbia	[…]	$	[…]
Belgium	[…]	$	[…]	Israel	[…]	$	[…]	Singapore	[…]	$	[…]
Bermuda	[…]	$	[…]	Italy	[…]	$	[…]	Slovakia	[…]	$	[…]
Botswana	[…]	$	[…]	Japan	[…]	$	[…]	Slovenia	[…]	$	[…]
Brazil	[…]	$	[…]	Jordan	[…]	$	[…]	South Africa	[…]	$	[…]
Bulgaria	[…]	$	[…]	Kenya	[…]	$	[…]	South Korea	[…]	$	[…]
Canada	[…]	$	[…]	Kuwait	[…]	$	[…]	Spain	[…]	$	[…]
Chile	[…]	$	[…]	Latvia	[…]	$	[…]	Sri Lanka	[…]	$	[…]
China (A Shares) Stock Connect	[…]	$	[…]	Lithuania	[…]	$	[…]	Swaziland	[…]	$	[…]
China (B Shares)	[…]	$	[…]	Luxembourg	[…]	$	[…]	Sweden	[…]	$	[…]
Colombia	[…]	$	[…]	Malaysia	[…]	$	[…]	Switzerland	[…]	$	[…]
Costa Rica	[…]	$	[…]	Malta	[…]	$	[…]	Taiwan	[…]	$	[…]
Croatia	[…]	$	[…]	Mauritius	[…]	$	[…]	Thailand	[…]	$	[…]
Cyprus	[…]	$	[…]	Mexico	[…]	$	[…]	Tunisia	[…]	$	[…]
Czech Republic	[…]	$	[…]	Morocco	[…]	$	[…]	Turkey	[…]	$	[…]
Denmark	[…]	$	[…]	Namibia	[…]	$	[…]	UAE	[…]	$	[…]
Egypt	[…]	$	[…]	Netherlands	[…]	$	[…]	Uganda	[…]	$	[…]
Estonia	[…]	$	[…]	New Zealand	[…]	$	[…]	Ukraine	[…]	$	[…]
Euroclear (Eurobonds)	[…]		See comments*	Nigeria	[…]	$	[…]	United Kingdom	[…]	$	[…]
Euroclear (Non-Eurobonds)	Surchanges vary by local market		See comments*	Norway	[…]	$	[…]
Finland	[…]	$	[…]	Oman	[…]	$	[…]	Uruguay	[…]	$	[…]
France	[…]	$	[…]	Pakistan	[…]	$	[…]	Vietnam	[…]	$	[…]
Germany	[…]	$	[…]	Panama	[…]	$	[…]	West African Economic Monetary Union (WAEMU)*	[…]	$	[…]
Ghana	[…]	$	[…]	Peru	[…]	$	[…]	Zambia	[…]	$	[…]
Greece	[…]	$	[…]	Philippines	[…]	$	[…]	Zimbabwe	[…]	$	[…]
Hong Kong	[…]	$	[…]	Poland	[…]	$	[…]

*	Includes Ivory Coast, Mali, Niger, Burkina Faso, Senegal, Guinnea Bissau, Togo and Benin.

** See breakdown as follows:	Euromarkets (Euroclear) - Internal trades	$[…]
	Euromarkets (Euroclear) - External trades	Surcharges vary by local market
	Euromarkets (Euroclear) - Bridge transactions	$[…]
	Euromarkets (Euroclear) - DTC, Fedwire, and BankOne links	$[…]

*	Safekeeping and transaction fees are assessed on security and currency transactions.

A monthly base fee per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.

•	1 – 25 foreign securities – $[...] ; 26 – 50 foreign securities – $[...] ; Over 50 foreign securities – $[...]

•

Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

•	For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses

•	Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[...] per claim.

•

Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

•

A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.

•	SWIFT reporting and message fees.